Exhibit 3.1
AMENDED ARTICLE III, SECTION 2 OF

THE BY-LAWS

OF

HARSCO CORPORATION

Section 2. Number, Qualification, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article Fourth of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors shall be fixed from time to time by the Board of Directors but shall not be less than five nor more than twelve persons. No person who shall have attained the age of seventy-two shall be eligible for election to the Board of Directors unless he shall be nominated by a three-fourths vote of the members of the Board present. The Directors shall be elected at each annual meeting of stockholders, except as provided in Section 3 of this Article III, and each Director shall hold office until the next annual meeting of stockholders and until such Director's successor is elected and qualified, except as required by law.

If, in any election of Directors at an annual meeting of stockholders where the number of Director nominees does not exceed the number of Directors to be elected (i.e., an uncontested election), a nominee for Director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”), then such Director shall tender his or her resignation in writing to the Chairman of the Board of Directors promptly following the certification of the election results, which resignation will be conditioned upon acceptance by the Board of Directors. The Nominating and Corporate Governance Committee shall evaluate each resignation tendered pursuant to this Section 2 and shall recommend to the Board of Directors whether to accept or reject each such resignation. The Board of Directors shall act on each such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results. Upon making its determination, the Board of Directors will promptly disclose (i) its decision whether to accept or reject the Director’s tendered resignation and (ii) if rejected, the reasons for rejecting the tendered resignation. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate and relevant. If a Director’s resignation is not accepted by the Board of Directors, then such Director shall continue to serve until the next annual meeting of stockholders and until such Director’s successor is elected and qualified, except as required by law.

A Director who tenders a resignation pursuant to this Section 2 shall not vote with respect to the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors as to whether to accept his or her resignation. If, however, each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote in the same uncontested election, then the Board of Directors will appoint a committee comprised solely of independent Directors who did not receive a Majority Withheld Vote in that election to consider each tendered resignation and make a recommendation to the Board of Directors with respect thereto.

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally. However, any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.